UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021

GATOS SILVER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39649 (Commission File Number)	27-2654848 (I.R.S. Employer Identification No.)

8400 E. Crescent Parkway, Suite 600 Greenwood Village, CO (Address of principal executive offices)	80111 (Zip Code)

Registrant’s telephone number, including area code: (303) 784-5350

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GATO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2021, Gatos Silver, Inc. (the “Company”) announced that Dale Andres has been appointed as the Company’s President, effective June 1, 2021. Mr. Andres will also assume the role of Chief Executive Officer for the Company’s wholly owned Mexican subsidiary, Minera Luz del Sol, effective June 1, 2021.

Mr. Andres, age 52, joins the Company from Teck Resources Limited (“Teck”), a global mining company. Mr. Andres has over three decades of experience in the resource industry, of which 25 years were distinguished by increasingly senior positions at Teck. During his tenure at Teck, Mr. Andres held extraordinarily wide-ranging and senior responsibilities encompassing both base and precious metals. These spanned multiple key executive positions including Senior Vice President, Copper; Vice President, Copper Strategy and North American Operations; Vice President, Gold and International Mining, and General Manager, Underground Mines. In his most recent position, as Senior Vice President, Base Metals, Mr. Andres was responsible for both the zinc and copper business units, including the development of Teck’s $5-billion Quebrada Blanca copper project in Chile and served as Chair of the Board of the Antamina joint venture in Peru. Mr. Andres holds a Bachelor’s Degree in Mining Engineering from Queen’s University in Kingston, Ontario, and a Graduate Diploma in Business Administration from Simon Fraser University in Burnaby, British Columbia.

There are no arrangements or understandings between Mr. Andres and any other person pursuant to which he was appointed to serve as the Company’s President. There are also no family relationships between Mr. Andres and any director or executive officer of the Company, and Mr. Andres does not have a direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Andres’ appointment, the Company issued an offer letter that was accepted by Mr. Andres (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Andres’ employment is at will. Mr. Andres will receive an annual base salary of $575,000, subject to review and adjustments on an annual basis and will be eligible to participate in a bonus plan pursuant to which he will be entitled to receive an annual target bonus in the amount of 100% of his annual salary upon achievement by Mr. Andres and the Company of certain targets as determined by the Board of Directors.

Mr. Andres will be granted a one-time option to purchase 200,000 shares of common stock of the Company upon commencement of his employment (the “Sign On Option”). The Sign On Option is subject to the terms and conditions applicable to options granted under the Company’s stock option plan. The Sign On Option will vest in three equal tranches, the first of which shall vest immediately upon commencement of employment with the Company. The other tranches will vest on each anniversary of employment with the Company, subject to Mr. Andres’ continued employment on each vesting date. Mr. Andres will receive an additional option to purchase 150,000 shares of common stock of the Company, which are subject to the terms and conditions of the Company’s stock option plan. Such options will vest in three equal tranches, the first of which shall vest on the first anniversary of Mr. Andres’ employment with the Company and annually thereafter, subject to his continued employment on each vesting date. Mr. Andres will also be eligible to participate in the Company’s long-term incentive plan under which options are issued annually.

If Mr. Andres’ employment is terminated by the Company for any reason other than for cause, Mr. Andres will be entitled to receive severance equivalent to 24 months of his base salary plus annual bonus based upon the average of the prior two years of bonus payments. Additionally, if there is a change in control of the Company and Mr. Andres’ employment is terminated by the Company within a year of such change in control for any reason other than for cause, or Mr. Andres resigns for Good Reason (as defined in the Offer Letter), Mr. Andres’ outstanding options will vest immediately, and Mr. Andres will be entitled to receive severance equivalent to 24 months of his base salary plus annual bonus based upon the average of the prior two years of bonus payments.

Mr. Andres is expected to entered into a formal employment agreement with the Company consistent with the terms of the Offer Letter.

The foregoing description of the Offer Letter and the anticipated employment agreement is not complete and is qualified in its entirety by reference to the full text of the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 or a Current Report on Form 8-K.

On June 1, 2021, the Company issued a press release regarding Mr. Andres’ appointment, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated June 1, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATOS SILVER, INC.

Date: June 1, 2021	By:	/s/ Roger Johnson
Roger Johnson
Chief Financial Officer